Exhibit 99

For Immediate Release: August 8, 2007 NEWS RELEASE

Telkonet Names Jason Tienor COO; Appoints  New Executive Vice President

Germantown, MD, Telkonet, Inc. (AMEX: TKO), the leader in providing in-building broadband access over existing electrical wiring, today announced that Jason Tienor, president and CEO of EthoStream, is being promoted to the new position of chief operating officer, responsible for Telkonet, EthoStream and Smart Systems International, reporting directly to Ron Pickett, Telkonet’s president and CEO. In addition, Dorothy (Dottie) Cleal is being appointed as executive vice president, reporting directly to Mr. Tienor and operating out of Telkonet’s headquarters in Germantown, Maryland. These appointments are effective August 20, 2007.

“We have now combined all operations as a result of the recent acquisitions and will be experiencing a net operational cost savings of approximately $1,000,000/year by year-end,” said Ron Pickett, president and CEO of Telkonet. These organizational changes are also designed to facilitate the company’s growth plans. Having worked closely with Jason for the past year, he has proven to be an exceptional business leader and a strategic planner, coupled with strong technical expertise. He has excelled by developing, from the ground up, one of the largest hospitality networks in the US with unparalleled, end-to-end customer support. With Jason’s drive, expertise and dedication to quality, Jason is highly qualified to drive our sales and take the company to the next level.”

Ron Pickett continued, “Ms. Cleal has a wealth of experience, having worked with the Secretary of Defense, the White House, and for the past seven years, with SRA International, a billion dollar leading provider of technology and strategic consulting services to clients in national security, civil government, health care and public health. Ms. Cleal will play a major role implementing the company’s day-to-day operations.”

Ms. Cleal brings more than 28 years of Navy experience to her new role; the past 7 with SRA International, where Ms. Cleal served as Vice President and Director, Navy and Marine Corps Business Program since 2005. She joined SRA as the Navy account manager and subsequently became the Navy and Marine Corps account manager before assuming responsibility for the business program. Prior to joining SRA, Ms. Cleal was the acting chief information officer and associate director for information systems and technology at the White House.

As a co-founder and CEO of EthoStream, Mr. Tienor received a BBA in MIS and Marketing from the University of Wisconsin – Oshkosh and an MBA with an emphasis on Computer Science from Marquette University. After receiving his undergraduate degree, Mr. Tienor worked for a major telecommunications firm prior to co-founding a Milwaukee-based IT consulting firm. While attending Marquette, Mr. Tienor and CIO Mr. Sobieski subsequently founded EthoStream, which has grown to become one of the largest HSIA providers to the hospitality industry in the nation.

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Contacts:

Michael Porter President Porter, LeVay & Rose, Inc. 212.564.4700 mike@plrinvest.com www.plrinvest.com
Mitchell Simmons Rubenstein Public Relations 212-843-8073 msimmons@rubensteinpr.com

About Telkonet

Telkonet develops and markets technology for the high-speed transmission of secure voice, video and data communications over in-premise and shipboard electrical wiring. The revolutionary Telkonet iWire System™ utilizes proven powerline communications (PLC) technology to deliver commercial high-speed broadband access from an IP "platform" that is easy to deploy, reliable and cost-effective by leveraging a building's existing electrical infrastructure. Telkonet's products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets. Applications supported by the Telkonet "platform" include but are not limited to: VoIP telephones, Internet connectivity, local area networking, video teleconferencing, IP surveillance and a host of other IT services.

Telkonet SmartEnergy efficiently manages in-room energy usage with intelligent thermostats, packaged terminal air conditioner (PTAC) controllers and occupancy sensors. It significantly reduces energy consumption and improves energy efficiency by automatically adjusting the heating or air conditioning temperature when a room is vacant. The thermostat constantly calculates how far the temperature can vary to ensure it returns to the occupant’s setting within minutes when they return to the room. The room temperature varies exactly far enough to achieve maximum savings, while ensuring the occupant’s comfort. For more information, please visit www.telkonet.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).